Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dunkin’ Brands Group, Inc.:

We consent to the use of our report dated February 24, 2012, with respect to the consolidated balance sheets of Dunkin’ Brands Group, Inc. and subsidiaries as of December 31, 2011 and December 25, 2010, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2011, December 25, 2010, and December 26, 2009, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

March 28, 2012